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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                       The Security Exchange Act of 1934

Date of Report (Date of earliest event reported)              December 30, 1996

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                          SMITH TECHNOLOGY CORPORATION
           (formerly Smith Environmental Technologies Corporation)

                          ----------------------------
             (Exact name of registrant as specified in its charter)

           DELAWARE                      0-14992                38-2294876

(State of other jurisdiction of      (Commission File         (IRS Employer
  incorporated organization)             Number)            identification No.)

                            Bayview Corporate Center
                         3501 Jamboree Road, Suite 550
                            Newport Beach, CA 92660
                    (address of principal executive offices)

      Registrant's telephone number, including area code:  (714) 737-7900

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Item 5. Other Events

On December 30, 1996, the Company and the lenders in respect of its senior bank credit facility (the "Senior Lenders") executed the Seventh Amendment to the Forbearance Agreement dated June 7, 1996, in connection with its Loan and Security Agreement, extending the forbearance period thereunder to January 14, 1997.

The Company and its Senior Lenders have executed a Fourth Amendment and Waiver to the Loan and Security Agreement effective January 14, 1997 (the "Fourth Amendment"). Pursuant to the amendment the Senior Lenders waived and consented to certain conditions and actions related to (1) payments to be made in respect of the BCM Employee Stock Ownership Plan and (2) financial covenant violations for periods ended June 30, 1996 and September 30, 1996 under the Loan Agreement. The Fourth Amendment also increased interest rates by one-half percent, modified certain fees and reduced the revolving line of credit from $28.5 million to $27 million. The term loan maturity date was modified to October 18, 1998, concurrent with the maturity of the revolving line of credit. The Fourth Amendment also established new financial covenants for the remaining term of the credit facility through October 18, 1998.

The Company executed an Amended and Restated Note Purchase Agreement (the "Amended Agreement") effective as of May 15, 1996 with the holders of notes payable to 399 Venture Partners Inc., an affiliate of Citicorp Venture Capital, Ltd., and to various individual distributees of promissory notes formerly held by 399 Venture Partners, Inc. (the "Holders"), in the aggregate principal amount of $10.0 million in Convertible Subordinated Notes and $2.0 million in Senior Subordinated Notes (collectively referred to as the "Subordinated Notes"). Prior to the Amended Agreement, the Holders had agreed to defer the payment of interest due May 21, 1995 and November 21, 1995, and pursuant to the Amended Agreement the Holders agreed to defer the payment of interest due on the Subordinated Notes on May 21, 1996 and November 21, 1996 and the interest which will accrue and become due on May 21, 1997. An additional amendment in the same form effective as of the delivery of replacement notes signed by the Company has been executed as of January 13, 1997 which will defer the interest which will accrue and become due on November 21, 1997 and May 21, 1998 (the "Third Amendment"). The Amended Agreement, as amended by the Third Amendment, provides for the issuance of additional notes (maturing on November 21, 2004) in lieu of all deferred interest payments. The effect as of September 30, 1996 of this deferral was to reclassify approximately $1.8 million of accrued interest expense to long-term debt under the Subordinated Notes, which reclassification is reflected in the Company's financial statements. All of the interest converted to principal will be subject to conversion rights on the same terms and conditions as the original principal amount of the Subordinated Notes.

The Company and NL Industries, Inc., Gould, Inc., Johnson Controls, Inc., Exide, Inc., AT&T Technologies, Inc., Rhone-Poulenc AG Co., and Burlington Northern Railroad Co. (the "PRP Group") have reached an agreement in principal for the resolution of the arbitration award against the Company in favor of the PRP Group in the amount of $4.5 million (the "Settlement Agreement"). The settlement provides for payment by the Company of the $4.5 million over a period of six years with interest at twelve percent, scheduled (inclusive of interest) as follows: $150,000 in 1997; $300,000 in 1998; $584,000 in 1999;
$584,000 in 2000; $1,994,000 in 2001; $1,814,000 in 2002; and a final installment of $1,972,000 in fiscal year 2003. The Settlement Agreement also allows a discounted prepayment of $2.5 million on or before December 31, 1997 or $2.75 million on or before April 30, 1998 in complete

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satisfaction of the obligation. The Third Amendment to the Amended and Restated
Note Purchase Agreement and the Fourth Amendment to the Company's senior credit facility authorizes permitted lien status respecting the Company's Settlement Agreement obligation to the PRP Group in respect of up to $2.5 million of such obligation.

The Filing of the Company's Form 10-K covering the annual period ending September 30, 1996 was extended from the original filing date of December 29, 1996 to January 14, 1997. The Form 10-K has been delayed and has not been filed as of the filing of this Form 8-K. The Company's financial statements and related Management Discussion and Analysis is dependent upon the execution and delivery of the Settlement Agreement and completion of review by its independent auditors.

The Company expects that execution and delivery of the Settlement Agreement should be completed in the near term which will allow the completion of financial statements and filing of the 10K.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        c. Exhibits

           The following exhibits are filed herewith:

           10.33 - Fourth Amendment and Waiver to the Loan and Security Agreement dated as of January 14, 1997 by and among the Registrant, BCM Engineers Inc., a Pennsylvania corporation, BCM Engineers Inc., an Alabama corporation, Riedel Environmental Services, Inc. and Chemical Bank, as Agent for the Lenders.

           10.34 - Third Amended and Restated Note Purchase Agreement effective January 13, 1997 between the Registrant and 399 Venture Partners, Inc.

           10.35 - Seventh Amendment to the Forebearance Agreement made as of December 30, 1996 by and among the Registrant, BCM Engineers Inc., a Pennsylvania corporation, BCM Engineers Inc., an Alabama corporation, Riedel Environmental Services, Inc., and Chase Manhattan Bank, as Agent for the Lenders.



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                                   SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        SMITH TECHNOLOGY CORPORATION

                                        By:  /s/ William T. Campbell
                                             -----------------------
                                             William T. Campbell
                                             Vice President-Finance

January 21, 1997


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                          SMITH TECHNOLOGY CORPORATION
            (FORMERLY SMITH ENVIRONMENTAL TECHNOLOGIES CORPORATION)

The Company incurred a net loss of $19.9 million for fiscal year 1996 as compared to net income of approximately $1.7 million for the 12 month period ended September 30, 1995. The Company believes a significant portion of the fiscal 1996 loss can be attributed to non-recurring events and that operating result and cash flows will improve significantly in 1997.

During 1996, the Company experienced little increase in revenues due to declines in engineering services revenues caused by a severe winter in the Northeast, reduced pass-thru costs associated with sub contractors and general market conditions. Revenues were also negatively impacted during the fiscal year by delays in the Federal Government budget approval process affecting revenues from the Company's EPA ERCS contracts and its engineering services contracts with the U.S. Army Corps of Engineers. For the most part, revenues under these contracts have been deferred to a later period subject to contract funding and time period limitations. The Company's gross profit decreased by $7.4 million or 36.1% in fiscal year 1996 due primarily to reduced project profit margins in the Company's remediation services operations, the impact of Federal Government budget delays, contract adjustments and severe winter weather in the Northeast. Additionally, the Company recorded a charge of approximately $8.9 million in the fourth quarter related to its settlement of the NL Industries arbitration award which settlement was comprised of the $4.5 million obligation to the PRP Group, the write-off of project-related equipment of $2.5 million and accounts receivable of $1.5 million, and approximately $400,000 of associated legal and consulting fees. The Company also incurred approximately $800,000 of legal and consulting fees in prior quarters in the 1996 fiscal year resulting in a total charge to earnings of $9.7 million.

The Company's net loss is primarily attributable to the factors set forth above, which, as indicated, the Company believes are non-recurring events.

The table below compares the consolidated statement of operations for the year ended September 30, 1996 with the unaudited twelve month period ended September 30, 1995.

                                                                  12 MONTHS ENDED
                                             YEAR ENDED         SEPTEMBER 30, 1995
                                          SEPTEMBER 30, 1996       (UNAUDITED)
                                         -------------------    ------------------
Revenues .............................       $  165,632             $  166,257
Cost of Revenues .....................          152,535                145,723
                                             ----------             ----------
   Gross profit ......................           13,097                 20,534

Selling, general, and administrative
 expenses ............................           14,218                 13,527
Amortization of intangibles, goodwill
 and deferred financing fees .........            1,957                  1,335
Special Items ........................           11,811                    393
                                             ----------             ----------
(Loss) Income from operations ........          (14,889)                 5,279

Interest expense .....................            4,417                  3,413
                                             ----------             ----------
Income before share in earnings
 of unconsolidated affiliate and
 income tax ..........................          (19,306)                 1,866

Share in earnings of unconsolidated
 affiliates...........................              375                    103
                                             ----------             ----------
(Loss) income before taxes and
 extraordinary charge ................          (18,931)                 1,969

Income tax (benefit) expense .........             (419)                   310
                                             ----------             ----------
(Loss) income before extraordinary
 charge ..............................          (18,512)                 1,659

Extraordinary charge on
  debt refinancing ...................           (1,395)                    --

Net (loss) income ....................          (19,907)                 1,659
Dividends and accretion on
 redeemable preferred Stock ..........              587                    552
                                             ----------             ----------

Net income applicable to
 common stock ........................       $  (20,494)            $    1,107
                                             ----------             ----------

Weighted average number of common
 and common equivalent shares
 outstanding .........................        5,978,084              5,897,881

(Loss) earnings per common and
 common equivalent share before
 extraordinary item ..................       $    (3.19)            $      .19
                                             ----------             ----------

(Loss) earnings per common and
 common equivalent share .............       $    (3.43)            $      .19
                                             ----------             ----------